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EXHIBIT 10.28
LETTER AGREEMENT DATED APRIL 28, 1997 BETWEEN THE COMPANY AND GORDON BRIDGE

April 28, 1997

Mr. Gordon J. Bridge
CONNECT, Inc.
515 Ellis Street
Mountain View, CA 94043

Dear Gordon:

              The Board of Directors of CONNECT, Inc. is pleased to offer you the position as Chairman and President and Chief Executive Officer commencing as of April 8, 1997. You will report directly to the Board and all CONNECT officers will report to you.

              Your salary will be $225,000 per annum, payable in accordance with CONNECT's standard payroll policy, commencing April 1, 1997. In addition, over CONNECT's next four fiscal quarters, you will be eligible to receive aggregate bonus payments of up to $285,000 on a quarterly basis and at the end of the 1997 fiscal year as follows:

         1.   A bonus of $25,000 payable June 30, 1997.
         2. A bonus of $12,500 payable during the month following each fiscal quarter beginning with the third quarter of 1997 and ending March 31, 1998, provided that you meet the quarterly revenue plan set and approved by the Board of Directors.
         3. A bonus of $12,500 payable during the month following each fiscal quarter beginning with the third quarter of 1997 and ending March 31, 1998, provided that you meet the quarterly operating income plan set and approved by the Board of Directors.
         4. A bonus of $42,500 payable in January of 1998, provided that you meet the 1997 revenue plan set and approved by the Board of Directors.
         5. A bonus of $42,500 payable in January 1998 provided that you meet the 1997 operating income plan set and approved by the Board of Directors.
         6. A bonus of $100,000, payable when, in the good faith judgment of the Board, you have met the strategic objectives set by the Board of Directors.

              The Company will loan to you $150,000 at the minimum AFR in effect (currently 5.91%) pursuant to CONNECT's standard, full recourse promissory note. The note will become due an payable upon the earlier of April 1, 2,000 or the termination of your employment and any subsequent consulting relationship with the Company. At the time of repayment, you may pay off the note and accrued interest in cash or request that the Company offset amounts due under the note with earned and unpaid bonus payments, or the repayment may occur in accordance with any other mutually agreed to arrangement.

              The Company also has granted you a nonstatutory option to purchase 400,000 shares of CONNECT Common Stock at the price of $1.25 per share, which is the closing price on April 28, 1997, the date of the Board action approving the grant. As a nonstatutory stock option, any difference between the fair market value of CONNECT Common Stock on the

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date of exercise and the date of grant will be treated as ordinary income and withholding tax will be due from you. The option will vest at the rate of 1/8th of the shares issuable upon exercise of the option on October 1, 1997, and the remaining shares will vest in 42 equal monthly installments thereafter for so long as you remain an employee of, or consultant to, CONNECT. The stock option will be subject to the execution by you of an Option Agreement setting forth these terms in detail. Under the Option Agreement you will be entitled to exercise the stock option with respect to the shares that have vested as of the date of termination for 30 days after such date. In addition, in the event that your employment with the Company is terminated by the Company without cause (which the Company shall have the right to do because your employment is on an at-will basis) during the one year period following any such termination, you will be entitled to act as a consultant to the Company, and vesting will continue to occur during such consulting period.

              In addition, under the terms of the Stock Option Agreements issued to you over the course of your employment with the Company, you were granted options to purchase 195,000 (the "November Options"), 125,000 (the "January Options") and 50,000 (the "April Options") shares (on a post-split basis), respectively, of the Company's Common Stock under the Company's 1989 Stock Option Plan and 1996 Stock Option Plan. As of the date you became President and CEO of the Company, the Company's repurchase rights under the November, January Options and April Options shall have lapsed to the extent of 92,018, 39,062 and 7,812 shares, respectively. Pursuant to the terms of Section 1(g) of the Stock Option Agreement for each of the January Options and April Options, the Board of Directors of the Company has determined that the Performance Objectives set forth therein have been satisfied and that, as a result, the Company's repurchase rights under the January and April Options shall hereafter be treated as having lapsed, and shall continue to lapse, at the rate of 12/48 of the option shares on the Initial Vesting Date (i.e., January 1, 1997) and 1/48 of such shares on the last day of each full calendar month thereafter. In accordance with the terms of the Stock Option Agreements for the November Options, January Options and April Options, the Company's repurchase rights under the November Options, January Options and April Options shall continue to lapse at the rate of 1/36 per month for the November Options and 1/48 per month for the January Options and April Options, in accordance with the terms of the Stock Option Agreements covering the November, January and April Options.

              This letter supersedes our previous letters and emails relating to the subject matter of this letter, as well as any current employment and consulting agreements you may have with CONNECT, except that the Stock Option Agreements covering the November, January and April Options shall remain in effect and the Offer Letter to you dated October 19, 1995, as clarified in the letter dated June 7, 1996, shall also remain in effect to the extent that such letters relate to termination of employment or the vesting of options on the occurrence of a change of control (it being understood that the acceleration provisions of such letters relating to the occurrence of a termination of employment or change of control shall not apply to the 400,000 options described above as being granted in April 1997).

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Regards,

/s/ William B. Welty
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William B. Welty
For the Board of Directors
CONNECT, Inc.

I accept this offer. /s/ Gordon J. Bridge            4/28/97
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                         Gordon Bridge                 Date

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